Contact Information:
China Precision Steel
Dan Carlson,
DanielCarlson@comcast.net

Elite IR
Leslie J. Richardson, Partner
+852-3183 0283
Leslie.richardson@elite-ir.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces First Quarter Fiscal 2010 Results

SHANGHAI, China, November 17, 2009 – China Precision Steel, Inc. (NASDAQ: CPSL) (“China Precision Steel” or the “Company”), a niche precision steel processing Company principally engaged in producing and selling high precision, cold-rolled steel products, announced today its fiscal 2010 first quarter results for the period ended September 30, 2009.

First Quarter Highlights
•	Revenue was $17.0 million
•	Gross profit was $0.7 million with 4.1% gross margin
•	Net loss was $0.3 million
•	Fully diluted loss per share was $0.01

“Overall demand for our precision steel products has improved from the lows we experienced in the third quarter of fiscal 2009 as our sales volume has increased 100% from 11,000 metric tons to 22,000 metric tons in the first quarter of 2010 fiscal year.  However, we are still experiencing pricing pressures from the overcapacity in steel production which continues to put pressure on our margins,” commented Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO.  “As the steel industry recovers from the impact of the global economic crisis, we expect market demand and our average selling prices will continue to gradually improve during the coming year.”

Revenue for the first quarter of fiscal 2010 was $17.0 million, down 32.8% from revenue in the first quarter of fiscal 2009 of $25.4 million.  The decline in revenue was mainly attributed to the decrease in sales volume combined with lower average selling prices as a result of the global economic slowdown.  Total sales volume and average selling price per ton in the first quarter decreased to 22,293 tons and $764, respectively, compared to total sales volume and average selling price of 24,216 and $1,047, respectively, in the first quarter of 2010.  High carbon and low carbon sales accounted for 34.5% and 55.3% of total sales, respectively, compared to 21.2% and 59.7%, respectively in the first quarter of fiscal 2009.  Exports represented 18% of total sales for the quarter.

Gross profit in the first quarter was $703,359, down 82.2% from gross profit in the same period a year ago of $4.0 million.  Gross margin was 4.1% compared to 15.6% in the first quarter of fiscal 2009.  The decline in gross margin was mainly due to lower selling prices during the quarter as compared to the same period a year ago.

Selling expenses for the first quarter of fiscal 2010 were $31,809, or 0.2% of revenue, compared to $211,298, or 0.8% of revenue, in the first fiscal quarter of fiscal 2009. The decline in selling expenses was primarily attributable to lower commissions costs associated with export products. Administrative expenses were $578,698, or 3.4% of revenue, compared to $462,100, or 1.8% of revenue.  The increase in administrative expenses is due to an increase in salaries as a result of an increase in the average number of staff as well as an increase in stock and listing fees period-on-period.  China Precision Steel also recognized an allowance for bad and doubtful debts in the amount of $117,117 during the quarter, as compared to nil for the same period a year ago.

Operating loss for the quarter was $68,003, compare to operating income of $3.3 million in the first quarter of fiscal 2009.

Net loss for the first quarter of fiscal 2010 was $275,191, compared to net income of $2.9 million for the first quarter of fiscal 2009.  Fully diluted loss per share was $0.01 compared to fully diluted earnings per share of $0.06 in the same period a year ago.

Financial Condition

As of September 30, 2009, China Precision Steel had $13.7 million in cash and cash equivalents, no long term debt, total liabilities of $45.1 million and working capital of $40.7 million.  Stockholders’ equity stood at $120.4 million compared to $120.6 million as of June 30, 2009.

Business Outlook

China Precision Steel is in the final stages of testing and commissioning its new mill and expects to begin production at the mill in the third quarter of fiscal 2010.  The mill is expected to reach its full design capacity of 100,000 tons in approximately four years; increasing the Company’s total production design capacity by 33%. China Precision Steel expects to incur an additional $900,000 in capital expenditure for the completion of the new mill and annealing furnaces.

“We continue to maintain our solid competitive position as one of the leading manufacturers of high carbon, cold rolled, precision steel products in China,” Dr. Li commented.  “Moreover, we believe that as the global economic environment continues to recover, we are well positioned to meet the increase in demand from our current customers and the new customers we have acquired over the past year as we gradually ramp up the additional capacity from our new mill.”

About China Precision Steel, Inc.

China Precision Steel, Inc. is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel’s high precision, ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products are mainly used in the production of automotive components, food packaging materials, saw blades and textile needles. The Company primarily sells to manufacturers in the People’s Republic of China and overseas markets such as Nigeria, Thailand, Indonesia and the Philippines. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.

Conference Call

China Precision Steel will host a conference call on Tuesday, November 17, 2009 at 9:00 a.m. Eastern Time to discuss fiscal 2010 first quarter results. To participate in the live conference call, please dial the following number fifteen minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. When prompted by the operator, mention conference passcode 702 339 93.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, November 17, 2009 at 11:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 and enter the passcode 10033651. International callers should dial 617-801-6888 and enter the same passcode.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.chinaprecisionsteelinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by China Precision Steel on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding China Precision Steel’s ability to prepare the Company for growth, the Company’s planned manufacturing capacity expansion, predictions about improvements in the global economy and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, such as business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

  – Financial Tables Follow –

China Precision Steel, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,	June 30,
	2009	2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$13,703,411	$13,649,587
Accounts receivable
Trade, net of allowances of $905,997 and $830,127 at September 30 and June 30, 2009, respectively	26,880,457	25,140,834
Bills receivable	3,662,306	6,131,143
Other	852,157	881,153
Inventories	19,472,547	16,275,070
Prepaid expenses	59,694	75,917
Advances to suppliers, net of allowance of $1,632,609 and $1,631,557 at September 30 and June 30, 2009, respectively	21,168,976	21,878,047

Total current assets	85,799,548	84,031,751

Property, plant and equipment
Property, plant and equipment, net	45,779,654	46,812,484
Deposits for building, plant and machinery	2,197,384	8,348,496
Construction-in-progress	29,728,022	22,245,173
	77,705,059	77,406,153

Intangible assets, net	1,862,531	1,871,211

Goodwill	99,999	99,999

Total assets	$165,467,137	$163,409,114

Liabilities and Stockholders' Equity

Current liabilities
Short-term loans	$25,799,602	$22,489,031
Accounts payable and accrued liabilities	9,298,447	7,144,242
Advances from customers	2,176,492	1,742,944
Other taxes payables	3,007,286	6,650,668
Current income taxes payable	4,781,847	4,778,767

Total current liabilities	45,063,674	42,805,652

Stockholders' equity:
Preferred stock: $0.001 per value, 8,000,000 shares authorized, no shares outstanding at September 30 and June 30, 2009, respectively
Common stock: $0.001 par value, 62,000,000 shares authorized, 46,562,955 and 46,562,955 issued and outstanding September 30 and June 30, 2009, respectively	46,563	46,563
Additional paid-in capital	75,642,383	75,642,383
Accumulated other comprehensive income	9,806,697	9,731,505
Retained earnings	34,907,820	35,183,011

Total stockholders' equity	120,403,463	120,603,462

Total liabilities and stockholders' equity	$165,467,137	$163,409,114

China Precision Steel, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended September 30, 2009 and 2008
(Unaudited)
	2009	2008

Revenues
Sales revenues	$17,041,989	$25,350,419
Cost of goods sold	16,338,630	21,397,761
Gross profit	703,359	3,952,658

Operating expenses
Selling expenses	31,809	211,298
Administrative expenses	578,698	462,100
Allowance for bad and doubtful debts	117,117	-
Depreciation and amortization expense	43,738	26,203

Total operating expenses	771,362	699,601

(Loss)/Income from operations	(68,003)	3,253,057

Other income/(expense)
Other revenues	19,922	120,703
Interest and finance costs	(228,343)	(327,405)

Total other income (expense)	(208,421)	(206,702)

Net (loss)/income from operations before income tax	(276,424)	3,046,355

Provision for/(benefit from) income tax
Current	(1,233)	170,621
Deferred	-	-
Total income tax (benefit)/expense	(1,233)	170,621

Net (loss)/income	$(275,191)	$2,875,734
Basic (loss)/earnings per share	$(0.01)	$0.06
Basic weighted average shares outstanding	46,562,955	46,556,107
Diluted (loss)/earnings per share	$(0.01)	$0.06
Diluted weighted average shares outstanding	46,562,955	46,692,711

China Precision Steel, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended September 30, 2009 and 2008
(Unaudited)

	2009	2008

Cash flows from operating activities
Net (loss)/income	$(275,191)	$2,875,734
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,210,759	843,290
Allowance for bad and doubtful debts	117,117	-
Impairment of inventories	42,534	-
Net changes in assets and liabilities:
Accounts receivable, net	661,741	(5,622,477)
Inventories	(3,229,520)	(325,089)
Prepaid expenses	16,231	-
Advances to suppliers	723,173	1,974,708
Accounts payable and accrued expenses	2,149,699	885,734
Advances from customers	432,425	(3,295,867)
Other taxes payable	(2,151,427)	1,582,948

Net cash used in operating activities	(302,459)	(1,081,019)

Cash flows from investing activities
Deposit for building, plant and machinery	(2,197,384)	-
Purchase of property, plant and equipment including construction in progress	(749,049)	(7,263,898)

Net cash used in investing activities	(2,946,433)	(7,263,898)

Cash flows from financing activities
Exercise of common stock warrants	-	269,985
Short-term loan proceeds	3,735,552	-
Repayments of short-term loans	(439,477)	(87,611)

Net cash provided by financing activities	3,296,075	182,374

Effect of exchange rate	6,641	(79,224)

Net increase/(decrease) in cash	53,824	(8,241,767)

Cash and cash equivalents, beginning of period	13,649,587	18,568,842

Cash and cash equivalents, end of period	$13,703,411	$10,327,075

###